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                                                                    EXHIBIT 23.1

                       Consent of Independent Auditors

Shareholders and Board of Directors
AutoZone, Inc.

    We consent to the incorporation by reference in this Annual Report (Form 10-K) of AutoZone, Inc. of our report dated September 23, 1996, included in the 1996 Annual Report to Shareholders of AutoZone, Inc.

    Our audits also included the financial statement schedule of AutoZone, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-41308) pertaining to the AutoZone, Inc. Employee Stock Purchase Plan and the Registration Statement (Form S-8 and Form S-3 No. 33-41618) pertaining to the Amended and Restated Stock Option Plan of AutoZone, Inc. of our report dated September 23, 1996, with respect to the financial statements of AutoZone, Inc. incorporated by reference and the schedule included in the Annual Report (Form 10-K) for the year ended August 31, 1996.



                                                        /s/  ERNST & YOUNG LLP



Memphis, Tennessee
November 26, 1996